Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2012, in the Registration Statement (Form S-1) and related Prospectus of Clovis Oncology, Inc. dated March 22, 2012 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

March 22, 2012